As filed with the Securities and Exchange Commission on April 4, 2016
Registration No. 333-191049

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 11
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
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Steadfast Apartment REIT, Inc.
(Exact name of registrant as specified in its governing instruments)
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
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Rodney F. Emery
Chief Executive Officer
18100 Von Karman Avenue
Suite 500
Irvine, California 92612
(949) 852-0700
(Name, address, including zip code and telephone number, including area code, of agent for service)
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Copies to:
Gustav F. Bahn
Alston & Bird LLP
2828 North Harwood Street, Suite 1800
Dallas, Texas 75201
(214) 922-3400
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Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof, other than those securities intended to be sold under the registrant’s distribution reinvestment plan.
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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐                     Accelerated filer ☐
Non-accelerated filer ☐                     Smaller reporting company ☑
(Do not check if a smaller reporting company)
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This Post-Effective Amendment No. 11 to the Registration Statement on Form S-11 (Registration No. 333-191049) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Steadfast Apartment REIT, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-191049) declared effective December 30, 2013 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 11 to the Registration Statement to deregister 15,021,036 shares of its common stock that remain unsold under the Registration Statement. Pursuant to the Registration Statement, the Company registered up to $1,100,000,000 in shares of common stock, or 73,684,211 shares, which was comprised of up to 66,666,667 shares intended to be sold in its primary offering and up to 7,017,544 shares intended to be sold under its distribution reinvestment plan. The Company ceased offering shares of common stock in its primary offering on March 24, 2016. As of March 23, 2016, the Company had received subscriptions for the sale of 45,356,263 shares of common stock for aggregate gross primary offering proceeds of approximately $677,065,681 and issued 1,011,561 shares pursuant to the distribution reinvestment plan for gross offering proceeds of $14,414,752. The Company will offer up to 10,000,000 of the remaining shares pursuant to its distribution reinvestment plan at an initial price of $14.25 per share, and, beginning after the May 2016 distribution payment date, $14.46 per share.

By filing this Post-Effective Amendment No. 11 to the Registration Statement, the Company hereby deregisters 15,021,036 shares of its common stock that remain unsold under the Registration Statement and are not intended to be sold under the Company’s distribution reinvestment plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 4, 2016.

Steadfast Apartment REIT, Inc.

By:	/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities on April 4, 2016.

/s/ Rodney F. Emery
Rodney F. Emery
Chief Executive Officer and Chairman of the Board (principal executive officer)

/s/ Kevin J. Keating
Kevin J. Keating
Treasurer
(principal financial officer and principal accounting officer)

*
Ella S. Neyland
President and Director

*
Thomas H. Purcell
Director

*
Kerry D. Vandell
Director

*
G. Brian Christie
Director

*By:	/s/ Rodney F. Emery
Rodney F. Emery
Attorney-in-Fact

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